Exhibit 22.1

The following subsidiaries of Invitation Homes Inc. (“INVH”) will be the issuer or guarantor (as indicated below) of debt securities issued under the indenture to be entered into among Invitation Homes Operating Partnership LP, as issuer, INVH, as guarantor, Invitation Homes OP GP LLC, as guarantor, IH Merger Sub, LLC, as guarantor, and U.S. Bank National Association, as trustee.

Subsidiary Registrant

Invitation Homes Operating Partnership LP	Issuer

Invitation Homes OP GP LLC	Guarantor

IH Merger Sub, LLC	Guarantor